EXHIBIT 99.1

Predictive Oncology Strengthens Business with Appointment of a Chief Scientific Officer and Consolidation and Expansion of its Research and Development Arm

EAGAN, Minn., July 26, 2022 (GLOBE NEWSWIRE) -- Predictive Oncology (NASDAQ: POAI) today announced a strategic move to further strengthen its business and product offerings by appointing Julia Kirshner, Ph.D., as Chief Scientific Officer. Dr. Kirshner currently serves as Senior Vice President at Predictive Oncology and President of POAI’s zPREDICTA division and will be elevated to the post beginning August 1, 2022.

In this newly created role, Dr. Kirshner will oversee the scientific process for the entire suite of solutions POAI offers for oncology drug development, ranging from early discovery to clinical trials. Her responsibilities will include leading a long-term vision for POAI’s product development strategy, driving adoption of current POAI assets and guiding product iteration. She will also be working closely with the board of directors to establish a new scientific advisory board.

“Dr. Kirshner is a highly-qualified and well-respected scientific leader who understands the core technical and commercial value of each of the company’s product lines,” said J. Melville Engle, Chief Executive Officer of Predictive Oncology. “She brings the scientific experience and deep level of expertise to our product development process that makes her the ideal candidate to help guide, support and grow all our business units.”

Dr. Kirshner brings a strong scientific background to her new position that includes both start-up and academic settings. She founded zPREDICTA in 2014 and took it from a concept to profitability. Predictive Oncology acquired zPREDICTA because of Dr. Kirshner’s advancements in oncology drug development that complemented POAI’s mission. Notably, Dr. Kirshner created tumor-specific in vitro 3D models for drug development that reconstruct tissue microenvironments and mimic drug response.

Dr. Kirshner’s academic experience includes training at the City of Hope National Medical Center, where she earned her Ph.D., Lawrence Berkeley National Lab, and the University of Alberta. Subsequently, she joined the faculty at the Department of Biological Sciences at Purdue University. While there, Dr. Kirshner’s work was supported by competitive grants from major government agencies. Her work has been published in top peer-reviewed journals and she is a co-inventor on two granted patents.

Dr. Kirshner’s role also includes overseeing the consolidation of POAI’s TumorGenesis division, which will be moved to the company’s flagship Pittsburgh location where POAI conducts its artificial intelligence (AI) and lab functions. Serving as the hub of POAI’s research and development arm, the Pittsburgh site will additionally be expanding its lab space to meet the anticipated growth needs.

“By consolidating and growing our research and development capabilities, we will be better able to serve pharmaceutical and biotech companies looking to bring more effective cancer treatments to market,” noted Dr. Kirshner. “This Includes testing new molecules and repurposing drugs for our clients that failed in clinical trials.”

POAI expects the process to be completed by September 30, 2022. Richard Gabriel, Senior Vice President of Research and Development at Predictive Oncology and Site Leader for TumorGenesis, will stay in his present role through that date to ensure a smooth transition.

About Predictive Oncology
Predictive Oncology (NASDAQ: POAI) is a knowledge-driven company focused on applying artificial intelligence (AI) to develop optimal cancer therapies, which can lead to more effective treatments and improved patient outcomes. Through AI, Predictive Oncology uses a database of 150,000+ cancer tumors, categorized by patient type, against drug compounds to help the drug discovery process and increase the probability of success. The company offers a suite of solutions for oncology drug development from early discovery to clinical trials.

Public Relations Contact:
Predictive Oncology
Theresa Ferguson
630-566-2003
tferguson@predictive-oncology.com

Investor Relations Contact:
Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net

Forward-Looking Statements:
Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

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